August 14, 2017

Mr. Kelly Huang
XXXXXXXXX
XXXXXXXXX

Re:    Offer of Employment with Obalon Therapeutics, Inc.

Dear Kelly:

On behalf of Obalon Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company. The effective date of your employment will be on or before September 18, 2017 (such employment commencement date, the “Effective Date”). This offer will expire if not accepted in writing by the close of business on August 16, 2017.
The terms of this offer of employment are as follows:
1.Position and Title. You will serve as Chief Operating Officer (“COO”) of the Company. In that capacity, you will be primarily responsible for activities related to the Company’s commercial and operational activities. You will report directly to Andy Rasdal, the Company’s CEO. Your responsibilities, title and reporting structure may be changed in the future at the Company’s discretion. You will be expected to devote your full business time (Monday through Friday from 8.00 am to 5.00 pm at the Company’s headquarters, which are currently located in Carlsbad, CA), your attention and your energies to the performance of your duties with the Company. As a condition to this offer, you agree that you will (i) purchase a residence in the San Diego area within 35 miles of the Company’s current headquarters no later than the six-month anniversary of the Effective Date and (ii) relocate your primary residence to within 35 miles of the Company’s headquarters (at the time of the relocation) no later than the second anniversary of the Effective Date (each of (1) and (2), a “Relocation Obligation”).
2.At-Will Employment. You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. The employment relationship may be terminated by you or by the Company at any time, with or without cause, and for any reason or for no reason. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Your at-will status cannot be changed, except in a writing signed by you and the Company’s Chief Executive Officer (CEO).
3.Base Compensation. During your employment, the Company will pay you an annual base salary of $425,000 in accordance with the Company’s standard payroll policies (which will provide for bi-monthly wage payments), including compliance with applicable tax withholding requirements. Your annual base salary will be pro-rated for calendar year 2017 as measured from the date you commence employment with the Company.
4.Signing Bonus. The Company will pay you a lump sum signing bonus in the gross amount of $75,000, less applicable tax withholding requirements, payable on the Company’s first payroll date following the Effective Date (the “Signing Bonus”). Should you terminate your employment with the Company for any reason, or should the Company terminate your employment for Cause (as defined in the appendix attached to this offer letter (the “Appendix”)), in either case prior to the one-year anniversary of the Effective Date, or should you not satisfy a Relocation Obligation, then you will be required to repay the Signing Bonus to the Company in full within ten (10) days following the termination date or the applicable Relocation Obligation expiration date, as applicable. In that event, and by your signature below, you authorize the Company, to the fullest extent permitted by law, to deduct an installment of the Signing Bonus from your final paycheck, and the remaining balance will be due immediately thereafter.
5.Companywide Bonus. During your employment, you will be eligible to participate in an applicable Company-wide annual bonus program. Your target bonus will be equal to 55% of your actual base salary paid for the applicable year. For the remainder of 2017, your target bonus will be 55% of your actual base salary earnings for 2017. The actual amount of any annual bonus will be determined by the Board of Directors of the Company (the “Board”), or a committee thereof, based on the achievement of applicable Company and/or individual performance goals. You must be an active full time employee of the Company when the bonus is paid in order to be eligible to receive an annual bonus (to the extent it is otherwise payable).
6.Stock Option Grant. The Company will recommend to the Board that you be granted an option to purchase 269,230 shares of common stock of the Company under the Company’s 2016 Equity Incentive Plan (the “Plan”), with an exercise price per share equal to the per share fair market value of the Company’s common stock on the applicable grant date (the “Option”). The Option will be an incentive stock option to the maximum extent permitted under applicable laws and regulations, and will be a non-statutory option as to the balance of the Shares. The Option shall be subject to the Company’s standard terms and conditions under the Plan and form of Stock Option Agreement. The Option will vest as to 25% of the underlying shares on the first anniversary of the Effective Date, and on a ratable monthly basis over a period of 36 months thereafter, in each case subject to your continued employment with the Company. Any portion that vests prior to the date on which you relocate your primary residence in accordance with the Relocation Obligations will not be exercisable until such relocation date. The grant of the Option by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.
7.Benefits. During the term of your employment, you will be eligible to participate in the Company’s standard benefits plans covering employees at your level, as such may be in effect from time to time. Currently, such benefits include an annual accrual of three (3) weeks of paid time off (PTO), with a maximum accrual of no more than eight (8) weeks of PTO.
8.Expenses. The Company will reimburse all reasonable costs and expenses you incur and that are required for performance of your duties and responsibilities, upon presentment of receipts for such costs and expenses; provided however that any such costs and expenses comply with the Company’s expense reimbursement policy as such may be adopted and amended from time to time. The Company will also reimburse you for reasonable expenses for three months from the Effective Date related to your commute to and from Austin, including airfare, hotel and ground transportation. The Company will also reimburse you for up to one reasonable round-trip, coach class airfare and ground transportation per month between the San Diego area and the Austin, TX area through September 15, 2018 and so long as you remain employed with the Company as COO through that date. You will be responsible for all applicable taxes related to such round-trip reimbursement.
1.    Termination. In connection with the commencement of your employment, it is expected that you and the Company will enter into a retention agreement that will set forth the Company’s obligations to you (if any) in connection with the termination of your employment. Notwithstanding anything to the contrary contained therein, in the event that you do not satisfy either Relocation Obligation, then the Company may terminate your employment and such termination will not constitute a “Qualifying Termination” as defined in the retention agreement.
2.    Employment Policies. Upon the commencement of your employment, you will be provided with an employee manual that sets forth the Company’s guidelines and policies for employees. Adherence to the Company’s employee manual is a condition of continued employment.
3.    Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the Effective Date.
4.    Background Check. This offer is contingent upon a successful background check, including a satisfactory verification of your criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.
5.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.
6.    Non-Contravention. You represent that to the best of your knowledge, your signing of this letter, your commencement of employment with the Company, and your performance of the obligations associated with your position, does not and will not violate any agreement you have with any current or former employer and your signature confirms this representation.
7.    Dispute Resolution. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. All arbitration hearings shall be conducted in San Diego, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. THE PARTIES HEREBY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS OFFER LETTER OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. This offer letter does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

8.    Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity that is in any way competitive with the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company. In addition, you hereby represent and warrant to the Company that (i) you are entering into this offer letter voluntarily and that the performance of your obligations hereunder will not violate any agreement between you and any other person, firm, organization or other entity, and (b) you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by your entering into this offer letter and/or providing services to the Company pursuant to the terms of this offer letter.
9.    Choice of Law. The terms of this offer letter shall be governed by California law.
10.    General. This offer letter, together with the Appendix, the Employee Invention Assignment and Confidentiality Agreement, the Plan and the Stock Option Agreement (if approved by the Board) governing the Option described in paragraph 6, when signed by you, set forth the terms of your employment with the Company, supersedes any and all prior representations and agreements, whether written or oral, and may only be amended in a writing signed by you and the Chief Executive Officer or other authorized officer of the Company other than yourself. In the event that your employment with the Company does not commence on or before September 18, 2017, this offer letter will have no force or effect after such date. In the event of a conflict between the terms and provisions of this offer letter and the Employee Invention Assignment and Confidentiality Agreement or the Stock Option Agreement(s), the terms and provisions of the Employee Invention Assignment and Confidentiality Agreement or the Stock Option Agreement(s), as applicable, will control. In the event of a conflict between the terms and provisions of this offer letter and the Company’s standard policies and procedures which may be adopted from time to time, this offer letter will control.
We look forward to your joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed Employee Invention Assignment and Confidentiality Agreement.
Sincerely,

Obalon Therapeutics, Inc.
By: /s/ Andy Rasdal
Andy Rasdal
CEO
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.
/s/ Kelly Huang        Date signed: 8/16/2017
Kelly Huang

APPENDIX

“Cause” for your termination will be deemed to exist at any time after the occurrence of one of more of the following: (i) your conviction for, or guilty plea to, a felony involving moral turpitude; (ii) a willful refusal by you to comply with the lawful and reasonable instructions of the Company, or to otherwise perform your duties as lawfully and reasonably determined by the Company, in each case that is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to you of such refusal; (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person’s) material gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you which is injurious to the Company.